AMWD Announces Second Quarter Results

December 1, 2017

Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

WINCHESTER, Virginia (December 1, 2017) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its second fiscal quarter ended October 31, 2017.

Second Fiscal Quarter Ended October 31, 2017 Results

Net sales for the second fiscal quarter increased 4% to $274.8 million compared with the same quarter of the prior fiscal year. Net sales for the first six months of the current fiscal year increased 6% to $551.6 million from the comparable period of the prior fiscal year. The Company experienced growth in both the new construction and dealer channels during the second quarter of fiscal year 2018.

Net income was $19.8 million ($1.21 per diluted share) for the second quarter of the current fiscal year compared with $17.6 million ($1.07 per diluted share) in the same quarter of the prior fiscal year. The Company was negatively impacted $0.02 per diluted share in the quarter due to a reduction in the domestic production deduction benefit resulting from discretionary pension contributions approved during the quarter. Net income for the first six months of the current fiscal year was $42.0 million ($2.58 per diluted share) compared with $39.3 million ($2.39 per diluted share) for the same period of the prior fiscal year.

Gross profit for the second quarter of the current fiscal year was 20.9% of net sales compared with 21.3% in the same quarter of the prior fiscal year. Gross profit for the first six months of the current fiscal year was 21.0% of net sales compared with 22.1% for the same period in the prior year. Gross profit in the current quarter was impacted by higher transportation costs and material inflation. Gross profit for the first six months of the current fiscal year was unfavorably impacted by higher transportation costs, material inflation and higher healthcare costs.

Selling, general and administrative costs for the second quarter of the fiscal year 2018 were 9.7% of net sales compared with 10.5% in the same quarter of the prior fiscal year. Selling, general and administrative costs for the first six months of the current fiscal year were 9.8% of net sales compared with 10.5% for the same period in the prior year. The improvement in the Company’s operating expense ratio in the current quarter and the first six months of the current fiscal year was driven by favorable leverage from increased sales, lower incentive compensation costs and on-going expense control.

The Company generated net cash from operating activities of $41.8 million during the first half of fiscal year 2018 compared with $40.1 million during the same period in the prior year. The increase in the Company’s cash from operating activities was driven primarily by lower increases in customer receivables and higher operating profitability which was partially offset by higher inventories to support increased sales and lower increases in accounts payable. Net cash used by investing activities was $31.1 million during the first half of the current fiscal year compared with $50.4 million during the same period of the prior year due to a $28.5 million reduced investment in certificates of deposit which was partially offset by increased investment in property, plant and equipment. Net cash used by financing activities of $25.1 million increased $16.6 million during the first half of the current fiscal year compared to the same period in the prior year as the company repurchased 251,241 shares of common stock at

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AMWD Announces Second Quarter Results

December 1, 2017

a cost of $23.5 million, a $13.1 million increase from the prior year, and proceeds from the exercise of stock options decreased $1.0 million.

Agreement to Acquire RSI Home Products, Inc.

Earlier today American Woodmark Corporation publicly announced that it has entered into a definitive agreement and plan of merger with RSI Home Products, Inc. (“RSI”), a leading manufacturer of kitchen and bath cabinetry and home storage products. The Company will host a conference call with investors, December 1, 2017 at 11:00 EST to discuss the second quarter results and the agreement to acquire RSI. The live broadcast of American Woodmark Corporation's conference call will be available on-line at: www.americanwoodmark.com on Friday, December 1, beginning at 11:00 a.m. (Eastern Time). The online replay will follow immediately and continue for 30 days. A telephonic replay will be available from 2:00 p.m. (Eastern Time) December 1 through 2:00 p.m. (Eastern Time) December 12, by dialing 719-457-0820 and entering passcode 9813605. A presentation, which will accompany the call, will be availbale at www.americanwoodmark.com and will remain available after the call.

About American Woodmark Corporation

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Forward-Looking Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Second Quarter Results

December 1, 2017

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2017	2016	2017	2016

Net sales	$274,769	$264,076	$551,596	$522,226
Cost of sales & distribution	217,434	207,924	435,767	406,757
Gross profit	57,335	56,152	115,829	115,469
Sales & marketing expense	18,077	17,146	36,230	33,609
General & administrative expense	8,443	10,675	17,950	21,607
Operating income	30,815	28,331	61,649	60,253
Interest expense & other income	(648)	(99)	(1,186)	(137)
Income tax expense	11,708	10,793	20,799	21,092
Net income	$19,755	$17,637	$42,036	$39,298

Earnings Per Share:
Weighted average shares outstanding - diluted	16,268,078	16,440,321	16,319,224	16,410,652

Income per diluted share	$1.21	$1.07	$2.58	$2.39

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AMWD Announces Second Quarter Results

December 1, 2017

Condensed Consolidated Balance Sheet
(Unaudited)
	October 31	April 30
	2017	2017

Cash & cash equivalents	$162,545	$176,978
Investments - certificates of deposit	57,500	51,750
Customer receivables	66,211	63,115
Inventories	46,723	42,859
Other current assets	9,189	4,526
Total current assets	342,168	339,228
Property, plant & equipment	121,732	107,933
Investments - certificates of deposit	24,250	20,500
Other assets	25,155	33,612
Total assets	$513,305	$501,273

Current portion - long-term debt	$1,710	$1,598
Accounts payable & accrued expenses	98,500	99,899
Total current liabilities	100,210	101,497
Long-term debt	16,087	15,279
Other liabilities	21,865	32,048
Total liabilities	138,162	148,824
Stockholders' equity	375,143	352,449
Total liabilities & stockholders' equity	$513,305	$501,273

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	October 31
	2017	2016

Net cash provided by operating activities	$41,838	$40,146
Net cash used by investing activities	(31,136)	(50,417)
Net cash used by financing activities	(25,135)	(8,548)
Net decrease in cash and cash equivalents	(14,433)	(18,819)
Cash and cash equivalents, beginning of period	176,978	174,463

Cash and cash equivalents, end of period	$162,545	$155,644

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